Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports First Quarter 2008 Results

NEW YORK, April 22, 2008 – Omnicom Group Inc. (NYSE-OMC) today announced that net income for the first quarter of 2008 increased 14.0% to $208.7 million from $183.0 million in the first quarter of 2007. Diluted earnings per share in the first quarter of 2008 increased 18.2% to $0.65 per share from $0.55 per share in the first quarter of 2007.

Worldwide revenue increased 12.5% to $3,195.4 million from $2,840.6 million in the first quarter of 2007. Domestic revenue for the first quarter of 2008 increased 7.6% to $1,661.2 million compared to $1,543.9 million in the first quarter of 2007. International revenue increased 18.3% to $1,534.2 million compared to $1,296.7 million in the first quarter of 2007.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended March 31,	2008	2007
Revenue	$3,195.4	$2,840.6
Operating expenses	2,844.6	2,525.1

Operating profit	350.8	315.5
Net interest expense	11.0	18.3

Income before income taxes	339.8	297.2
Income taxes	115.2	100.5

Income after income taxes	224.6	196.7
Equity in earnings of affiliates	8.1	5.2
Minority interests	(24.0)	(18.9)

Net income	$ 208.7	$ 183.0

Net income per common share(1)
Basic	$ 0.65	$ 0.55
Diluted	$ 0.65	$ 0.55

Weighted average shares(1) (in millions)
Basic	318.6	331.1
Diluted	320.9	335.5

Dividend declared per share(1)	$ 0.15	$ 0.125

(1)	In connection with our two-for-one stock split distributed on June 25, 2007, which was effected in the form of a 100% stock dividend, all prior period per share amounts and weighted average share amounts have been adjusted in accordance with SFAS No. 128, “Earnings per Share.”